EXHIBIT 1

TRANSACTIONS SINCE THE DATE OF THE MOST RECENT FILING ON
SCHEDULE 13D
The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company since the date of the most recent filing on Schedule 13D.  Such transactions involved the purchase of shares on the Nasdaq National Market System.  The prices reported below reflect the weighted average purchase price of the shares of Common Stock purchased on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
6/25/20101	Purchase	$4.7486	1800
6/29/20102	Purchase	4.6098	31127
6/30/20103	Purchase	4.5729	20166
7/01/20104	Purchase	4.3934	13977
7/02/20105	Purchase	4.5123	20425
7/12/20106	Purchase	4.4157	13819
7/13/20107	Purchase	4.4294	19669
7/14/20108	Purchase	4.4982	12646
7/15/20109	Purchase	4.4352	18817
7/16/201010	Purchase	4.4179	52818
7/19/201011	Purchase	4.4788	13147
7/20/2010	Purchase	4.50	2526
7/30/2010	Purchase	4.50	724
8/02/201012	Purchase	4.4984	5200
8/03/201013	Purchase	4.4906	10249

1 This transaction was executed in multiple trades at prices ranging from $4.74 - 4.75.
2 This transaction was executed in multiple trades at prices ranging from $4.54 - 4.75.
3 This transaction was executed in multiple trades at prices ranging from $4.51 - 4.60.
4 This transaction was executed in multiple trades at prices ranging from $4.34 – 4.70.
5 This transaction was executed in multiple trades at prices ranging from $4.40 - 4.58.
6 This transaction was executed in multiple trades at prices ranging from $4.38 - 4.48.
7 This transaction was executed in multiple trades at prices ranging from $4.38 - 4.50.
8 This transaction was executed in multiple trades at prices ranging from $4.49 - 4.50.
9 This transaction was executed in multiple trades at prices ranging from $4.40 - 4.50.
10 This transaction was executed in multiple trades at prices ranging from $4.35 - 4.50.
11 This transaction was executed in multiple trades at prices ranging from $4.44 - 4.50.
12 This transaction was executed in multiple trades at prices ranging from $4.48 - 4.50.
13 This transaction was executed in multiple trades at prices ranging from $4.47 - 4.50.

Date	Type	Price	Shares
8/04/201014	Purchase	$4.4978	7209
8/05/201015	Purchase	4.4903	5037
8/06/201016	Purchase	4.4129	32200
8/09/201017	Purchase	4.301	22850
8/10/201018	Purchase	4.2306	22250
8/11/201019	Purchase	4.0013	52155
8/12/201020	Purchase	3.9882	88223
8/13/201021	Purchase	3.9013	33965
8/16/201022	Purchase	3.9638	17890

14 This transaction was executed in multiple trades at prices ranging from $4.49 - 4.50.
15 This transaction was executed in multiple trades at prices ranging from $4.47 - 4.50.
16 This transaction was executed in multiple trades at prices ranging from $4.39 - 4.46.
17 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
18 This transaction was executed in multiple trades at prices ranging from $4.18 - 4.25.
19This transaction was executed in multiple trades at prices ranging from $3.95 - 4.02.
20 This transaction was executed in multiple trades at prices ranging from $3.97 - 4.00.
21 This transaction was executed in multiple trades at prices ranging from $3.87 - 3.97.
22 This transaction was executed in multiple trades at prices ranging from $3.92 - 4.00.